Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Revises Second Quarter 2011 Revenue Guidance to $122 Million

INCLINE VILLAGE, NV, June 9, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today revised its guidance for the second quarter ending June 30, 2011, to approximately $122 million, as compared with actual results of $120 million for the second quarter of 2010, an anticipated one percent year-over-year increase. The revision to the earlier guidance of $128 million is due to a mathematical error. The forecasted growth is primarily driven by increased first quarter 2011 sales of Herceptin®, Lucentis® and Tysabri® for which PDL received royalties in the second quarter of 2011. The second quarter royalty payment received from Genentech included royalties generated on all worldwide sales.

Sales of Avastin®, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales for Herceptin increased 16 percent in the first quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales growth is being driven by increasing penetration in emerging markets and the ongoing launch of Herceptin for stomach cancer. Additionally, Roche reported that improvements in the quality of HER2 testing are expanding the patient population eligible for treatment with Herceptin. Ex-U.S. manufactured and sold Herceptin sales declined to 30 percent of total Herceptin sales in the first quarter of 2011 from 47 percent in the first quarter of 2010.

Reported sales for Lucentis increased 35 percent in the first quarter of 2011 when compared to the same period in 2010. Lucentis is approved for the treatment of age-related macular degeneration (AMD) in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States as well as for diabetic macular edema in Europe in January 2011. Roche and Novartis recently reported that first quarter sales grew by 35 percent in the United States and 18 percent internationally due to continued growth in the treatment of AMD and increased uptake in the new indications. All sales of Lucentis were from inventory produced in the United States. The approximately $122 million in revenue guidance for the second quarter is net of the estimated payment due under our February 2011 settlement agreement with Novartis and is based on net sales of Lucentis made by Novartis, which are sales outside of the United States, during the first quarter of 2011.

Reported sales for Tysabri increased 24 percent in the first quarter of 2011 when compared to the same period in 2010. Biogen Idec recently announced that, at the end of March 2011, approximately 58,400 patients were on therapy worldwide, representing a 16 percent increase over the approximately 50,300 patients who were on therapy at the end of March 2010 and that cumulatively 83,300 patients have been treated with Tysabri in the post-marketing setting.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.